EXHIBIT 10.7

EXECUTIVE SEVERANCE AGREEMENT

     THIS AGREEMENT is made and entered into by and between COWLITZ BANK, a Washington banking corporation (hereinafter called "Bank") and Donna P. Gardner (hereinafter called the "Executive").

     WHEREAS, the Executive is employed by the Bank in a key managerial capacity, presently holding the position of Vice President and Cashier of the Bank; and

     WHEREAS, the Bank wishes to ensure that the Executive will be available to assist the Directors of the Bank in evaluating and responding to any profound change in control of the Bank.

    NOW, THEREFORE, the Bank and the Executive agree to the following provisions:

     1. Change in Control. For purposes of this Agreement, the term "Change in Control" or "change in the ownership of a substantial portion of the assets" of the Bank, shall have the same meaning as when used in Section 280G(b) (2) (A) of the Internal Revenue Code and proposed regulations promulgated pursuant thereto. Without limitation, those terms shall include changes in effective control, i.e. change in ownership of 20% of voting stock or change in majority of Directors (Proposed Reg. §11.280G -1 Q-A 28) and the treatment of members of an affiliated group as one corporation (Proposed Reg. §11.280G -1 Q-A 46).

     2. Commitment of Executive. In the event that any person extends any proposal or offer which could result in a Change in Control, the Executive will fully evaluate such proposal or offer and present his evaluation to the Board of Directors of the Bank. The Executive specifically agrees that he/she will not voluntarily resign his/her position(s) with the Bank during any period from the receipt of a specific change in Control proposal up to the closing or termination of the transaction contemplated by the proposal. In the event of a voluntary resignation in violation of this provision, the Executive shall forfeit his/her rights and benefits under this agreement.

    3. Severance Payment Events. In the event of

            (i) the involuntary termination (excluding termination dues to death, disability,commission of a crime or cause related to malfeasance, misfeasance or nonfeasance) of the Executive's employment with the Bank within three (3) years after a Change in Control; or

            (ii) the involuntary termination, (excluding termination due to death, disability, commission of a crime or cause related to misfeasance, malfeasance or nonfeasance) by the Bank of the Executive's employment on or after the date that any party announces (or should announce) any prospective Change in Control transaction, if a Change in Control does occur within twelve (12) months of such termination, then the Bank shall pay to Executive a severance payment, in the amount determined pursuant to the next paragraph, payable on the date of termination.

     4. Amount of Severance Payment. The severance payment shall be an amount equal to twelve l2 (number of months) times the Executive's last full month's salary, exclusive of fringe benefits; provided, however, that the severance payment shall be less than the amount which would cause the payment to be a "parachute payment" as defined in Section 280G (b) (2) (A) of the Internal Revenue Code.

    5. If, within three (3) years after a Change of Control, the Executive's salary is reduced by reason of a reduction in responsibility or otherwise (so long as the reason does not relate to the Executive's failure to reasonably discharge his/her duties) the Bank shall pay to the Executive for a period of 12 months the difference between the Executive's old and new salary, said difference to be paid on regularly pay days throughout the 12 month period; provided, however, that the duty of the Bank to make such payment shall terminate upon the Executive's voluntary termination of the employment before the expiration of the 12 month period.

     6. Revocability. This Agreement may be terminated unilaterally by the Bank, but (i) only as of a prospective effective date which follows by at least 12 months, the date that written notice is given to the Executive that the Bank, by a vote of at least a majority of its Directors, has determined to terminate the Agreement, and (ii) only if no Change in Control occurs prior to such effective date. If not earlier terminated, this Agreement will terminate three (3) years after any Change in Control occurs.

     IN WITNESS WHEREOF, the parties have executed this Agreement this 20th day of October, 1994.

COWLITZ BANK                                                         EXECUTIVE
Larry M. Larson                                                             Donna P. Gardner

BY__________________________                            ___________________________
ITS Chairman, Board of Directors                                  TITLE Vice President and Cashier

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